Exhibit 99.6

PHOTRONICS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measure
Reconciliation of GAAP Net Income to Non-GAAP EBITDA
(in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	October 30, 2016	November 1, 2015	October 30, 2016	November 1, 2015

GAAP Net Income (a)	$6,569	$22,150	$55,676	$56,859

Add: interest expense	616	1,178	3,366	4,991
Add: income tax expense (benefit)	(1,337)	5,406	4,798	13,181
Add: depreciation and amortization	22,304	20,777	82,406	81,653
Add: special items (b)	980	905	3,828	4,590
Non-GAAP EBITDA	$29,132	$50,416	$150,074	$161,274

(a)	Includes net income attributable to noncontrolling interests, and in the year ended October 30, 2016 includes gain on sale of investment in a foreign entity

(b)
Special items consist of stock compensation expense, and in the year ended November 1, 2015 includes financing expenses in connection with the exchange of $57.5 million of 3.25% convertible senior notes